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Exhibit 16.1

February 10, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

        We have read the "Changes in Accountant" section of the Registration Statement on Form S-1 (the Registration Statement) dated February 10, 2017, of FTS International, Inc. and are in agreement with the statements contained in paragraphs one through four of the "Changes in Accountant" section beginning on page 55 of the Registration Statement. We have no basis to agree or disagree with other statements of the registrant contained in that section of the Registration Statement.

/s/ Ernst & Young LLP

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  Exhibit 16.1